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                                                                   Exhibit 10.43

                              EMPLOYMENT AGREEMENT

     EMPLOYMENT AGREEMENT, dated as of August 15, 2000, between Danka Office Imaging Company (the "Company"), and Keith J. Nelsen ("Executive").

                                   WITNESSETH:

     WHEREAS, the Company wishes to provide for the employment of Executive as Senior Vice President, General Counsel of the Company on the terms and conditions herein set forth; and

     WHEREAS, Executive wishes to serve in such capacity on the terms and conditions herein set forth.

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

1.   Employment, Powers, Duties and Acceptance.

     1.1 The Company hereby employs Executive, for the Term (as hereinafter defined), to render services to the Company as Senior Vice President, General Counsel, reporting to the Chief Executive Officer of the Company.

     1.2 Executive shall be a full-time employee of the Company, and subject to customary paid holidays and vacations (not less than three (3) weeks per year), Executive agrees to devote his full working time to the business of the Company.

2. Term of Employment. The term of Executive's employment under this Agreement (the "Term") shall commence on the date hereof and shall end, unless such employment is sooner terminated as provided herein, one (1) year from the date of execution of this Agreement (the "Termination Date"). Notwithstanding the foregoing, this Agreement shall automatically renew for additional one-year periods unless earlier terminated as provided herein, in which case the Termination Date shall be extended for such additional one year period.

3.   Compensation.

     3.1 During the Term, the Company shall pay Executive, as compensation for services to be rendered pursuant to this Agreement, a per annum salary, payable in accordance with the Company's standard payroll practices, at the rate established from time to time not to be less than Executive's salary at the time of execution of this Agreement (the "Base Compensation"). Executive shall be eligible for annual increases in accordance with Company policies, and shall be eligible to receive annual stock option grants as are equitable and consistent with Executive's position and performance.

     3.2 Executive shall have a target bonus of fifty (50%) of his Base Compensation based upon achievement of established Company revenues and EBITDA objectives, or as otherwise developed by the Human Resources Committee of the Board of Directors of Danka Business

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     Systems, PLC. Said bonus shall be payable as soon as practicable following the end of Company's fiscal year.

4. Termination. This Agreement may be terminated prior to the Termination Date in accordance with the following:

     4.1 If Executive shall die during the Term, this Agreement shall terminate, except that Executive's legal representatives or designated beneficiaries shall be entitled to receive the compensation provided for herein to the last day of the Term.

     4.2 The Company shall have the right (without any liability to Executive hereunder other than the payment of sum due through the date of termination) to terminate the employment of Executive, to relieve Executive of any and all functions as Senior Vice President, General Counsel of the Company, and to terminate his right to the compensation provided for herein for cause. As used in this Section 4.2, the term "for cause" shall mean and be limited to the following events:

          4.2.1 Executive's material breach of any term or condition of this Agreement, unless Executive cures such breach within ten days after the Company gives Executive notice of the breach; or

          4.2.2 Executive's conviction of any crime that (i) constitutes a felony in the jurisdiction involved or (ii) involves loss or damage to or destruction of property of the Company or (iii) results in the incarceration of Executive following his conviction for such crime.

     4.3 The Company shall have the right to terminate the employment of Executive, to relieve Executive of any or all functions as Senior Vice President, General Counsel and to terminate his right to Base Compensation at any time prior to the Termination Date upon notice to Executive. If the Company shall terminate the employment of Executive for any reason not specified in Section 4.1 or 4.2 hereof, the Company shall pay Executive an amount equal to the sum of (1) one and one-half times (i.e. 18 months) Executive's then existing base salary, and (2) one and one-half times the annual target bonus which would be payable in the fiscal year of Notice of Termination as if the Company's financial performance targets were deemed to be satisfied at the budgeted levels. Executive may elect the above payments to be made in one lump sum payable within ten (10) days of Executive's last day of employment with Company.

     Executive agrees that in order to receive liquidated damages described herein, Executive at the time of termination, agrees to execute the General Release and Waiver in a form similar to Exhibit A It shall be deemed a termination under this Section 4.3 if at any time (1) there is any change in Executive's status, title, authorities, or responsibilities which can reasonably be construed to be a demotion from the status, title, authorities and responsibilities of the Senior Vice President, General Counsel of a United Kingdom/United States publicly traded company; (2) the relocation or reassignment of Executive to a location more than thirty (30) miles from St. Petersburg, Florida; (3) a breach by Company of the Compensation provisions of Section 3 herein.

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5.   Notices. All notices, requests, consents and other communications, required or permitted to be given hereunder, shall be in writing and shall be deemed to have been duly given if delivered personally or sent by prepaid telegram, or mailed first-class, postage prepaid, by registered or certified mail (notices sent by telegram or mailed shall be deemed to have been given on the date sent), as follows (or to such other address as either party shall designate by notice in writing to the other in accordance herewith):

     5.1  If to the Company:

          Danka Office Imaging Company
          11201 Danka Circle North
          St. Petersburg, Florida 33716

          Attention: Chief Executive

     5.2  If to Executive:

          Keith J. Nelsen
          2603 Sanders Drive
          Tampa, Florida 33611

6.   General.

     6.1 The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

     6.2 This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof, and supercedes all prior agreements, arrangements and understandings written or oral, relating to the subject matter hereof with the exception of any Change of Control Agreement executed between the parties which shall remain in full force and effect. No representation, promise or inducement has been made by either party that is not embodied in this Agreement, and neither party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.

     6.3 This Agreement, and Executive's rights and obligations hereunder, may not be assigned or otherwise transferred by Executive. The Company may assign its rights hereunder to any parent, subsidiary, or affiliate and in connection with any sale, transfer or other disposition of all or substantially all of its businesses or assets. Upon such assignment, the assignee thereunder shall be required to assume the obligations of Executive hereunder and, upon such assumption, the Company shall be relieved of its obligations hereunder.

     6.4 This Agreement shall be governed by, and construed in accordance with, the laws of the State of Florida applicable to agreements entered into and wholly performed therein.

     6.5 Any controversy or claim arising out of or relating to this Employment Agreement, other than a claim for injunctive relief, shall be settled by arbitration in accordance with the

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     Commercial Arbitration Rules of the American Arbitration Association (the
     "Rules") in effect at the time demand for arbitration is made by any party.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                              DANKA OFFICE IMAGING COMPANY


                                              By: /s/ Illegible
                                                  ------------------------------
                                                  Title: Chief Executive Officer


                                              Executive


                                              By: /s/ Illegible
                                                  ------------------------------


Witness:


/s/ Illegible
------------------------------

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                                                                       EXHIBIT A

                               RELEASE OF CLAIMS

DEFINITIONS: I,                            , ("Employee"), intend all words used
                ---------------------------
in this Release to have their plain meaning in ordinary English. Technical legal words are not needed to describe what I mean. Specific terms I use in this Release have the following meanings:

     A. I, Me, and My include both me and anyone who has or obtains any legal rights or claims through me.

     B. Employer, as used herein, shall at all times mean Danka or any parent company, affiliated companies or entities and includes Employer's employees, officers, directors, successors and assigns, its attorneys, consultants and agents, whether in their individual or official capacities.

     C. My Claims means all of the rights I have to any relief of any kind from Employer, whether or not I now know about those rights, arising out of or in any way related to my employment with Employer, and my termination of employment, or any employee benefit plan, including, but not limited to, common law, or equitable claims, claims for violation or breach of any employment agreement or understanding; fraud or misrepresentation; and any statutory claims including alleged violations of the Florida Human Rights Act, the Federal Age Discrimination in Employment Act, the Americans with Disabilities Act, or any other federal, state, or local civil rights laws or ordinances; defamation; intentional or negligent infliction of emotional distress; breach of the covenant of good faith and fair dealing; promissory estoppel; negligence; wrongful termination of employment, or any other claims.

Agreement to Release My Claims. I am receiving a substantial amount of money, among other things, from the Employer as consideration for my release of claims. I agree to give up all My Claims against Employer as defined above. I will not bring any lawsuits, file any charges, complaints, or notices, or make any other demands against the Employer or any of its employees or agents based on any alleged claims. The money I am receiving is a full and fair payment for the release of all My Claims.

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Additional Agreements and Understandings. Even though Employer is paying me to release My Claims, the employer expressly denies that it is responsible or legally obligated for My Claims or that it has engaged in any wrongdoing.

     I understand that I may have twenty-one (21) calendar days from the day that I receive this Release, not counting the day upon which I receive it, to consider whether I wish to sign this Release. I further understand that Employer recommends that I consult with an attorney before executing this Release. I agree that if I sign this Release before the end of the twenty-one (21) day period, it is because I have decided that I have already had sufficient time to decide whether to sign the Release.

     I understand that I may rescind (that is, cancel) this Release within seven
(7) calendar days of signing it to reinstate federal civil rights claims and within fifteen (15) calendar days of signing it to reinstate claims under the Florida Human Rights Act. To be effective, my rescission must be in writing and
delivered to the Employer,                         , Danka,  11201 Danka Circle
                           -----------------------
North, St. Petersburg, Florida, 33716, either by hand or by mail within the required period. If sent by mail, the rescission must be:

     1.   Postmarked within the relevant period;

     2.   Properly addressed to                        ; and
                               -----------------------

     3.   Sent by certified mail, return receipt requested.

     I have read this Release carefully and understand all its terms. I have had the opportunity to review this Release with my own attorney. In agreeing to sign this Release, I have not relied on any statements or explanations made by Employer or its agents.

     I understand and agree that this Release and the Separation Agreement to which it is attached contain all the agreements between the Employer and me. We have no other written or oral agreements.


Dated:                                   Signed:
      ---------------------------------          -------------------------------


Witnesses:

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